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                                                               Exhibit 99.(h)(1)

                      MAIRS AND POWER BALANCED FUND, INC.

              AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated April 2, 2002 to the Transfer Agent Servicing Agreement
(the "Agreement") dated June 1, 1999, by and between Mairs and Power Balanced Fund, Inc. organized in the state of Minnesota (the "Fund") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company and successor party in interest to Firstar Mutual Fund Services, LLC (hereinafter referred to as "USBFS"), hereby amends the Agreement as set forth below.

       Section 7 PROPRIETARY AND CONFIDENTIAL INFORMATION of the Agreement shall be replaced in its entirety with the following:

       USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Mairs and Power Balanced Fund, Inc. all records and other information relative to the Mairs and Power Balanced Fund, Inc. and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Mairs and Power Balanced Fund, Inc., which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by Mairs and Power Balanced Fund, Inc.

       Notwithstanding the above, USBFS will adhere to the privacy policies adopted by the Mairs and Power Balanced Fund, Inc. pursuant to Title V of the Graham-Leach Bliley Act (the "Act") as may be modified from time to time. Further, USBFS will not share any nonpublic personal information concerning any of the Mairs and Power Balanced Fund, Inc.'s shareholders to any third party unless specifically directed by the Mairs and Power Balanced Fund, Inc. or allowed under one of the exceptions noted under the Act.

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Mairs and Power Balanced Fund, Inc.       U.S. Bancorp Fund Services, LLC


By: /s/ William B. Frels                   By:  /s/ Michael R. McVoy
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Print Name:  William B. Frels              Print Name:  Michael R. McVoy
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Title:       President                     Title:  Senior Vice President
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